Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
                                                SUFFOLK [LOGO] BANCORP
Contact: Douglas Ian Shaw
         Corporate Secretary                   4 West Second Street
         (631) 727-5667                         Riverhead, NY 11901
                                   (631) 727-5667 (Voice) - (631) 727-3214 (FAX)
                                             invest@suffolkbancorp.com

              SUFFOLK BANCORP ANNOUNCES REGULAR QUARTERLY DIVIDEND

      Riverhead, New York, August 26, 2003, -- Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors, at its regular meeting on August 25, 2003, declared a regular quarterly dividend of $0.19 per share of common stock to all shareholders of record on September 15, 2003, payable on October 1, 2003.

      Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 27 offices in Suffolk County, New York.

 Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act
                                    of 1995

      This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk's historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

                                    # # # # #